    As filed with the Securities and Exchange Commission on March 31, 2000

                                                     Registration No. 333-______
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                   _________

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                   _________

                          FAIRFIELD COMMUNITIES, INC.
            (Exact Name of Registrant as Specified in its Charter)

        Delaware                                       8669 Commodity Circle, #200                                71-0390438
(State or Other Jurisdiction                             Orlando, Florida  32819                              (I.R.S. Employer
of Incorporation or  Organization)      (Address, Including Zip Code, and Telephone Number, Including      Identification Number)
                                            Area Code, of Registrant's Principal Executive Offices)

                            Marcel J. Dumeny, Esq.
                 Executive Vice President and General Counsel
                          Fairfield Communities, Inc.
                          8669 Commodity Circle, #200
                            Orlando, Florida  32819
                                (407) 370-5200
           (Name, Address and Telephone Number of Agent for Service)

                                   Copy to:
                             Mark V. Minton, Esq.
                          Jones, Day, Reavis & Pogue
                            2727 N. Harwood Street
                             Dallas, Texas  75201
                                (214) 220-3939
                                   _________
Approximate date of commencement of proposed sale to the public: The securities being registered on this form are to be offered and sold from time to time after the effective date of the registration statement by a selling stockholder.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================
Title of                                                    Amount         Proposed Maximum     Proposed Maximum         Amount of
Securities to                                                To be        Offering Price per   Aggregate Offering       Registration
Be Registered                                             Registered           Share (1)            Price (1)              Fee(1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share (2).  .  .      25,000 shares (3)        $8.50              $212,500              $56.10
 .  .  .  .  .  .  .  .
====================================================================================================================================

(1) The registration fee has been computed in accordance with paragraphs (c) and (h) of Rule 457, based upon the average of the reported high and low sales prices of shares of the common stock on the Composite Tape of the New York Stock Exchange, Inc. on March 27, 2000.
(2) Includes associated share purchase rights pursuant to a Rights Agreement adopted by the registrant.
(3) Pursuant to Rule 416, this registration statement also covers an indeterminate number of shares of common stock of the registrant as may be issued as a result of stock dividends, stock splits or similar transactions prior to the termination of this registration statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement we filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale if not permitted.
********************************************************************************

                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED MARCH ___, 2000
================================================================================
--------------------------------------------------------------------------------

Prospectus



                          FAIRFIELD COMMUNITIES, INC.

                         25,000 Shares of Common Stock

                           ________________________



     This prospectus relates to 25,000 shares of our common stock that may be offered for sale and otherwise transferred from time to time by the selling stockholder. The aggregate net proceeds to the selling stockholder from the sale of the shares will equal the sales price of the shares, less any commissions. We will not receive any of the proceeds from the sale of the selling stockholder's shares. We will pay the expenses incurred in registering the shares, including legal and accounting fees.

     Our common stock is traded on the New York Stock Exchange under the symbol "FFD". On March 27, 2000, the closing price of one share of our common stock on the New York Stock Exchange was $ 8.375. Our mailing address is 8669 Commodity Circle, #200, Orlando, Florida 32819 and our telephone number is (407) 370-5200.

     Investing in our common stock involves certain risks. See "risk factors" beginning on page 3.




                           ________________________



     Neither the securities and exchange commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.



                           ________________________




               The date of this Prospectus is March _____, 2000



--------------------------------------------------------------------------------
================================================================================

                               TABLE OF CONTENTS

                                                               Page
                                                               ----
            Risk Factors......................................   3
            Fairfield.........................................   7
            Statement Concerning Forward Looking Information..   8
            About This Prospectus.............................   8
            Where You Can Find  More Information..............   8
            Use of Proceeds...................................   9
            Selling Stockholders..............................   9
            Plan of Distribution..............................   9
            Legal Matters.....................................  10
            Experts...........................................  10

                           ________________________



     No dealer, salesperson or other person has been authorized to give any information or make any representations not contained or incorporated by reference in this prospectus in connection with the offering covered by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the common stock in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been any change in the facts set forth in this prospectus or our affairs since the date thereof.



                           ________________________

                                 RISK FACTORS

Our Marketing and Sales of Vacation Ownership Interests and Other Operations Are Subject to Extensive Government Regulations That Could Adversely Affect Our Business

     Our marketing and sales of vacation ownership interests and other operations are subject to extensive regulation by the federal government and the states in which our resorts are located and in which we market and sell vacation ownership interests. On a federal level, the Federal Trade Commission has taken the most active regulatory role through the Federal Trade Commission Act, which prohibits unfair or deceptive acts or competition in interstate commerce. Other federal legislation to which we are or may be subject include the Truth-in-Lending Act and Regulation Z, the Equal Credit Opportunity Act and Regulation B, the Interstate Land Sales Full Disclosure Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Fair Housing Act and the Civil Rights Acts of 1964 and 1968. In addition, many states have adopted specific laws and regulations regarding the sale of vacation ownership interests. The laws of most states require us to file with a designated state authority for its approval a detailed offering statement describing our company, all material aspects of the project and our sale of vacation ownership interests. Laws in each state where we sell vacation ownership interests generally grant the purchaser the right to cancel a contract of purchase at any time within a period ranging from three to fifteen calendar days following the earlier of the date the contract was signed or the date the purchaser has received the last of the documents required to be provided by us. Most states have other laws which regulate our activities, such as real estate licensure; travel agent licensure; anti-fraud laws; telemarketing laws; price, gift and sweepstakes laws and labor laws.

     The cost of complying with laws and regulations in all jurisdictions in which we desire to conduct sales may be significant and may impair the cost-effectiveness of our marketing programs. Other laws or regulations may be adopted which could increase our cost of compliance or prevent us from selling vacation ownership interests or conducting other operations in a jurisdiction. If we are not in substantial compliance with applicable laws and regulations, we could be subject to regulatory actions and purchasers of vacation ownership interests or lots could have rescission rights. Any material failure to comply with any applicable law or regulation, or any increases in the costs of compliance, could have a material adverse effect on us.

Defaults by Vacation Ownership Interest Purchasers Can Result in Additional Marketing Costs

     Because timeshares are vacation homes and not primary residences, purchasers of vacation ownership interests who finance a portion of the purchase price present a greater risk of default than typical borrowers under home mortgages. Private mortgage insurance or its equivalent is not readily available to cover vacation ownership interests. If a vacation ownership interest purchaser defaults on the loan made by us to finance the purchase of the vacation ownership interest during the early part of the repayment schedule, the associated marketing costs other than certain sales commissions are not recoverable and they must be incurred again after the vacation ownership interest has been returned to our inventory for resale.

Our Sales Are Concentrated in the State of Florida and May Be Impacted by Increased Competition and Natural Disasters

     Approximately 32% of our vacation ownership interest revenues will be concentrated in the Florida market. Florida is one of the most competitive markets for vacation ownership interest sales. In addition, historically, natural disasters in Florida have had significant adverse effects on tourism. Accordingly, the Florida market could become less favorable for vacation ownership interest sales or our business could be adversely affected by concentration in the Florida market.

We are competing with Established Lodging, Hospitality and Entertainment Companies that are Entering Into the Vacation Ownership Interest Market

     As we develop destination resorts, we may experience significant competition for qualified personnel, favorable sites and customers at those resorts from other entities engaged in the business of resort development, sales and operation, including timeshares, condominiums, hotels and motels. Many well-known lodging, hospitality and entertainment companies have begun to
develop and sell vacation ownership interests in resort properties.   Thus, we
are required to compete with companies that have significantly greater financial, marketing, personnel and other resources.

Our Growth Strategy Depends on the Availability of Attractive Resort Development Opportunities and on Our Ability to Obtain Capital to Fund Expansion Projects

     A principal component of our strategy is to acquire and develop new destination resorts. Our future growth and financial success will depend upon a number of factors, including our ability to identify attractive resort acquisition and development opportunities, acquire or develop new resorts on favorable terms, profitably sell vacation ownership interests at new resorts, and successfully integrate the newly acquired or developed resorts into our sales and marketing programs. Our ability to execute our growth strategy depends to a significant degree on the existence of attractive resort acquisition and development opportunities and our ability to obtain additional debt and equity capital to fund these opportunities.

Unforeseen Costs Are Inherent in the Development of Our Resorts

     Our strategy to expand our resort portfolio involves certain inherent risks including the following:

     . we must make material capital expenditures to develop our six new resorts under development and future resorts;

     . planned development may be delayed or abandoned and development and carrying costs may exceed those anticipated, possibly making a project uneconomical or unprofitable;

     . we may experience a fluctuation in quarterly results due to an increase or decrease in the number of projects under development subject to percentage of completion accounting which requires net profit on such projects to be recognized on a pro rata basis as development is completed;

     . we may experience delays in bringing inventories to market due to delays in obtaining required regulatory approvals to sell vacation ownership interests or otherwise, resulting in decreased revenues and increased interest expense and carrying charges; and

     . inventories may decline in value due to changing market and economic conditions.

Construction Risks Are Involved in the Development of Our Resorts

     We contract with third-party contractors to construct our resorts, and, accordingly, the timing, quality and completion of our construction cannot be controlled by us. Nevertheless, claims may be asserted against us for construction defects and may give rise to liabilities. In addition, state and local laws may impose liability on property developers with respect to construction defects discovered or repairs required to be made by future owners of a property.

     Our construction activities are also subject to risks relating to:

     . the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy, sales and other required governmental permits and authorizations;

     . the ability to coordinate construction activities with the process of obtaining all necessary permits and authorizations; and

     . the ability to obtain adequate financing to complete the acquisition, construction, and/or conversion work at projects and resorts.

     Any of the above risks, should they occur, could have a material adverse effect on our business, results of operations and financial condition.

The Resale Market for Vacation Ownership Interests Could Adversely Affect Our Sales

     We sell vacation ownership interests to buyers for leisure purposes and not for investment. We believe that the market for resale of vacation ownership interests by buyers is presently limited and that any sales of vacation ownership interests are typically at prices substantially less than the original purchase price. These factors may make ownership of vacation ownership interests less attractive to prospective buyers.

     As the timeshare industry grows, the number of private resales of vacation ownership interests may also increase. The increased supply of vacation ownership interests available for sale as owners attempt to resell their vacation ownership interests may compete with our sales of vacation ownership interests and could depress the market price of vacation ownership interests we sell.

Seasonality of the Resort Business May Cause Fluctuations in Our Earnings

     We experience seasonal fluctuations in gross revenues and net earnings from the sale of vacation ownership interests, which have been generally higher in the second and third quarters. This seasonality may cause significant fluctuations in our quarterly operating results. Additionally, as we open new resorts and expand into new markets and geographical locations, we may experience increased or different seasonality dynamics creating fluctuations in operating results that are different from those experienced in the past.

We May be Liable in the Future for Environmental Clean-up if Hazardous or Toxic Substances Are Found on Our Properties or Properties that We Previously Owned or May Acquire

     Under various federal, state and local laws, ordinances and regulations, the current or previous owner, manager or operator of real property may be liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in, or emanating from, such property, as well as related costs of investigation and property damage. Such laws often impose such liability without regard to whether the owner, manager or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. We believe that we are in compliance in all material respects with all federal, state and local ordinances and regulations regarding hazardous or toxic substances, but we can give no assurance that hazardous or toxic substances will not be found on our properties or properties that we previously owned or may acquire.

We May Be Required to Incur Substantial Costs in Order to Comply with Laws Governing Access for Disabled Persons

     A number of state and federal laws, including the Fair Housing Act and the Americans with Disabilities Act, impose requirements related to access and use by disabled persons of a variety of public accommodations and facilities. While our new resorts are being developed in compliance with these laws, we may incur additional costs of complying with the laws at our other resorts. We cannot reasonably ascertain the ultimate amount of the cost of compliance with these laws and they could be substantial.

Our Business Depends On the Availability of Adequate Debt Financing, Which Indebtedness May Limit Our Financial and Operational Flexibility

     We obtain a significant portion of our operational funds by borrowing against the contracts receivable that are created when we finance our customers' purchases of vacation ownership interests. As our sales of vacation ownership interests increase, we must obtain additional indebtedness to finance our operations. Consequently, we have significant debt service obligations and expect our debt service obligations to increase as we expand our vacation ownership sales and receive additional contracts receivable.

     Our level of debt has several important effects on future operations, including but not limited to:

     . increasing our vulnerability to general adverse economic and industry conditions;

     . limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

     . requiring the dedication of a substantial portion of our cash flow from our contracts receivable to the payment of our indebtedness, thereby reducing the availability of cash flow to fund working capital, capital expenditures or other operating needs and uses;

     . placing us at a competitive disadvantage vis-a-vis less leveraged competitors; and

     . exposing us to the risk of increased interest rates to the extent that any of our borrowings are at variable rates of interest.

     Our existing credit facilities contain a number of restrictive covenants. These covenants require us to maintain compliance with certain specified financial ratios and tests, including minimum net worth, maximum capital expenditures, a minimum operating margin requirement, a minimum interest coverage ratio and a maximum amount of debt incurrence. In addition, these covenants limit our ability to, among other things:

     .  borrow money or grant guaranties;

     .  make capital expenditures;

     .  pay dividends or make certain other restricted payments or investments;

     .  sell certain assets;

     .  enter into certain transactions with affiliates;

     .  prepay, redeem or terminate debt;

     .  use the proceeds of the indebtedness;

     .  create liens;

     .  merge or consolidate with any other person;

     .  sell all or substantially all of our assets; or

     .  change lines of business.

     Among other effects, these covenants may limit our financial and operational flexibility, including our ability to take advantage of significant business opportunities that may arise. Our ability to comply with these covenants and other restrictions may be affected by events beyond our control, including prevailing economic, financial and industry conditions.

     A breach of a restrictive covenant would permit the lenders to declare all amounts outstanding to be due, together with accrued and unpaid interest, and terminate their commitments to make further extensions of credit and could result in a default under our indebtedness.

Our Future Performance and the Performance of Our Contracts Receivable Will Affect Our Ability to Make Interest Payments on or to Refinance Our Indebtedness, and to Fund Our Operations

     Our ability to make interest payments on or to refinance our indebtedness, and to obtain adequate financing to fund our operations, including planned capital expenditures, depends on our future performance and the performance of our contracts receivable. Our financial results are subject to general economic, financial, competitive, legislative, regulatory and many other factors that are beyond our control. We cannot provide you any assurance that our contracts receivable and our other operations will continue to generate cash flow at or above current levels. If we are unable to generate sufficient cash flow in the future to service our debt and operate our business, including making necessary capital expenditures, we may be required to refinance all or a portion of our existing debt, to sell assets or to obtain additional financing. We cannot provide you any assurance that we could successfully accomplish any such action.

Economic Downturns Can Depress Sales, Negatively Impact Financing Rates, Reduce Profit and Affect Our Ability to Collect on Our Contracts Receivable

     Any substantial downturn in economic conditions or any significant price increases related to the travel and tourism industry could significantly depress discretionary consumer spending and have a material adverse effect on our sales. Economic downturns, including inflation, may also affect the future availability of attractive financing rates for us or our customers. Inflation may also affect our income derived from sales of vacation packages to the extent that our costs of providing vacation packages increase from the time the vacation package is sold until the time the vacation is taken. Furthermore, adverse changes in general economic conditions may adversely affect the collectibility of our contracts receivable.

Our Financial Results From Our Contracts Receivable Are Dependent on Favorable Interest Rates and on the Availability of Third Party Financings

     When we finance the sale of a vacation ownership interest, we receive a fixed interest rate contract receivable. The contract receivable is collateralized by a first mortgage or, alternatively, we retain the title to the vacation interest under an installment sales contract. We and our wholly owned finance subsidiary, Fairfield Acceptance Corporation - Nevada, have revolving credit facilities in the maximum principal amounts of $100 million. We use these revolving credit facilities to finance the contracts receivable until they qualify for the securitization financing we have established in our two qualified special purpose entities. When the contracts receivable satisfy these qualifications, we sell the contracts receivable to our two qualified special purpose entities. We use the sale proceeds to repay our revolving credit facilities and thereby retain our borrowing availability to finance new contracts receivable. The qualified special purpose entities securitize the contracts receivable with third parties.

     Our revolving credit facilities are, and are expected to continue to be, at variable interest rates. Any significant increase in interest rates on our financing or prepayment rates on the current contracts could have a material adverse effect on the profitability of our portfolio of contracts receivable financed under those facilities or the future availabilities under our revolving credit facilities. Similarly, any adverse change in the securitization markets could result in our having insufficient borrowing availability under our credit facilities to maintain our operations at current levels.

                                   FAIRFIELD

     We are one of the largest vacation ownership companies in the United States in terms of property owners, vacation units constructed and revenues from sales of vacation ownership interests. We market vacation products and manage resort properties that provide quality recreational experiences to our more than 278,000 property owners. At December 31, 1999, our portfolio of resorts consisted of 33 resorts located in 12 states and the Bahamas. During 1999, we began sales operations on a start-up basis for our six newest destination resorts to be developed in Sedona, Arizona; Durango, Colorado; Daytona Beach, Florida; Destin, Florida; Las Vegas, Nevada and Gatlinburg, Tennessee.

     Our primary business is the sale of vacation ownership interests through our innovative points-based vacation system, FairShare Plus(R). The vacation ownership interests offered by us consist of either undivided fee simple interests or specified fixed week interval ownership in fully furnished vacation homes. Our vacation ownership interests are in resort locations that feature one or more amenities such as swimming pools, restaurants, and access to golf courses, marinas, beaches, tennis courts or other recreational facilities.

     We offer financing to the purchasers of our vacation ownership interests, which results in the creation of high-quality, medium-term contracts receivable. We initially hold these contracts receivable and either securitize them or sell them to our special purpose finance entities. During 1998, we initiated a program whereby we sell contracts receivable to our two special purpose entities, which are wholly owned but unconsolidated subsidiaries of Fairfield Acceptance Corporation - Nevada one of our wholly owned subsidiaries. Due to favorable interest rates available through the credit facilities of the special purpose entities, we intend to sell contracts receivable to these entities until these credit facilities are fully utilized. Additionally, this will also provide us with additional borrowing availability under our existing credit facilities. At December 31, 1999, our contracts receivable portfolio totaled $225.1 million, with outstanding borrowings of $39.6 million collateralized by the contracts receivable. At December 31, 1999, the contracts receivable portfolio had a weighted average maturity of approximately five years, a weighted average interest rate of 14.0% and a weighted average stated interest rate on associated debt of 6.4%.

     We serve as property manager at most of our resorts, allowing us to maintain close contact with the owners of vacation ownership interests and to ensure that the quality of the resorts is well maintained. In addition, by being the on-site manager at our resorts and other resorts, we are presented with additional sales and marketing opportunities to the persons using the resorts.

     We operate one reportable business segment, which includes the marketing, sales and financing of our vacation ownership interests. Our revenues in this segment are derived from the sale of vacation ownership interests and from the associated interest income on contracts receivable generated by our financing of vacation ownership interests.

     Fairfield was incorporated in Delaware in 1969. Our principal executive office is located at 8669 Commodity Circle, #200, Orlando, Florida 32819, and our telephone number is (407) 370-5200. At December 31, 1999, we had approximately 5,500 full-time employees.

                STATEMENT CONCERNING FORWARD LOOKING INFORMATION

     Statements in this prospectus include certain forward-looking statements, including (without limitation) statements with respect to anticipated future operating and financial performance, growth and acquisition opportunities and other similar forecasts and statements of expectation. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," and "should," and variations of these words and similar expressions, are intended to identify these forward-looking statements. Such forward-looking statements made by us and our management are based on estimates, projections, beliefs and assumptions of management at the time of such statements and are not guarantees of future performance. We disclaim any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information, or otherwise. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by us and our management as a result of a number of risks, uncertainties and assumptions including those detailed below and set forth generally in this prospectus.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Commission (the "Commission") utilizing a "shelf" registration process. Under this shelf process, the selling stockholder may, from time to time, sell shares of the common stock described in this prospectus. We may prepare a prospectus supplement at any time to add, update or change information contained in this prospectus. Except for those instances in which a specific date is referenced, the information in this prospectus is accurate as of March 31, 2000. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

     This prospectus does not include all of the information contained in the registration statement. We believe that we have included or incorporated by reference all information material to investors in this prospectus, but certain details that may be important for specific investment purposes have not been included. To see more detail, you should read the exhibits filed with or incorporated by reference into the registration statement.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and therefore, we file annual, quarterly and current reports, proxy statements and other information with the Commission. You can inspect and copy any document we file with the Commission at the public reference facility maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, or the Commission's Regional Offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available at the Commission's web site at http://www.sec.gov. In addition., our common stock is listed on the New York Stock Exchange ("NYSE") and reports, proxy statements and other information concerning us are available for inspection at the offices of the NYSE located at 20 Broad Street, New York, New York 10005.

     The Commission allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Commission will automatically update and supersede the information in this prospectus. Accordingly, we incorporate by reference the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the registration statement of which this prospectus is a part is not longer effective:

          (1) Our annual report on Form 10-K for the year ended December 31, 1999; and

          (2) The description of our common stock contained in our registration statement on Form 8-A filed with the Commission on December 8, 1995 (File No. 1-8096).

     Any person receiving a copy of this prospectus may obtain, without charge, upon written or oral request, a copy of any documents that have been incorporated into this prospectus by reference, other than exhibits to such documents unless those exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. Requests should be directed to Investor Relations, Fairfield Communities, Inc., 8669 Commodity Circle, #200, Orlando, Florida 32819, telephone (407) 370-5200. Persons requesting copies of exhibits that were not specifically incorporated by reference in such documents will be charged the costs of reproduction.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of common stock by the selling stockholder.

                             SELLING STOCKHOLDERS

     The shares of common stock offered by this prospectus may be sold from time to time by Mr. James G. Berk, the selling stockholder. As of March 27, 2000, the selling stockholder beneficially owns 25,000 shares of our common stock.
All of those shares may be offered for sale pursuant to this prospectus. If the selling stockholder sells all 25,000 shares, he would own less than 1% of the our common stock outstanding as of March 27, 2000. The selling stockholder has served as our President and Chief Executive Officer since October 1, 1999.

                             PLAN OF DISTRIBUTION

     The purpose of this prospectus is to permit the selling stockholder to sell shares of common stock at such time and at such prices as he, in his sole discretion, chooses. We will not receive any of the proceeds from these offerings or sales.

     The shares of common stock offered in this prospectus may be sold from time to time by the selling stockholder. The methods by which the shares may be sold include:

     . a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     . purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

     . ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     . an exchange distribution in accordance with the rules of the NYSE or other exchange or trading system on which the shares are admitted for trading privileges;

     .  privately negotiated transactions;

     . sales "at the market" to or through a market maker or into an existing trading market on an exchange or otherwise, for the shares;

     . sales in other ways not involving market makers or established trading markets;

     .  by pledging the shares to a broker or dealer or others;

     .  through put or call transactions relating to the shares; and

     .  pursuant to Rule 144 or otherwise.

     The shares of common stock may be sold from time to time in one or more transactions at:

     .  a fixed price or prices, which may be changed;

     .  market prices prevailing at the time of sale;

     .  prices related to such prevailing market prices; or

     .  negotiated prices.

     The selling stockholder and any such brokers, dealers or other agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any discounts, commissions or concessions received by any such brokers, dealers or other agents might be deemed to be underwriting discounts and commissions under the Securities Act. To the extent required, we will file, during any period in which offers or sale are being made, one or more supplements to this prospectus to set forth any other material information with respect to the plan of distribution not previously disclosed.

     In connection with the offer and sale of the shares of common stock by the selling stockholder, various state securities laws and regulations require that any such offer and sale should be made only through the use of a broker-dealer registered as such in any state where a selling stockholder engages such broker-dealer and in any state where such broker-dealer intends to offer and sell shares.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the shares of common stock offered hereby may not simultaneously engage in market activities with respect to common stock for the applicable period under Regulation M prior to the commencement of such distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rule 10B-5 and Regulation M, which provisions may limit the timing of purchases and sale of any of the shares by the selling stockholder. All of the foregoing may affect the marketability of the shares offered hereby.

     We will pay all of the expenses incident to this offering of the shares by the selling stockholder other than commissions, concessions and discounts of brokers, dealers or other agents. The selling stockholder may indemnify any broker, dealer, or other agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. We may agree to indemnify the selling stockholder and any such statutory "underwriters" and controlling persons of such "underwriters" against certain liabilities, including certain liabilities under the Securities Act.

     We have agreed, subject to certain suspensions of effectiveness and adjustments to the period of effectiveness, to keep the registration statement continuously effective until all the shares of common stock offered hereby are sold. We and the selling stockholder have agreed to indemnify each other against certain liabilities, including liabilities arising under the Securities Act, in connection with the registration of the shares.

                                 LEGAL MATTERS

     The validity, authorization and issuance of the shares offered hereby will be passed upon by Jones, Day, Reavis & Pogue, 2727 N. Harwood Street, Dallas, Texas 75201.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

================================================================================
--------------------------------------------------------------------------------


                                 25,000 SHARES




                          FAIRFIELD COMMUNITIES, INC.




                                 COMMON STOCK




================================================================================
                                  PROSPECTUS
================================================================================





                               March ____, 2000




================================================================================
--------------------------------------------------------------------------------

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth expenses in connection with the issuance of the shares of common stock being registered. All of the amounts shown are estimates, except the registration fee:

     SEC registration fee..........................................    $   56.10

     Accounting fees and expenses..................................     1,000.00

     Legal fees and expenses.......................................     2,500.00

     Miscellaneous expenses........................................       500.00

          Total....................................................    $4,056.10
                                                                       =========

Item 15.  Indemnification of Directors and Officers

     Our Certificate of Incorporation provides that the personal liability of our directors to us is eliminated to the maximum extent permitted by Delaware law. Our Certificate of Incorporation and Bylaws provide for the indemnification of the our directors, officers, employees and agents to the fullest extent permitted by Delaware law . Certain provisions of our Certificate of Incorporation protect our directors against personal liability for monetary damages resulting from breaches of their fiduciary duty of care, except as set forth below. Under Delaware law, absent these provisions, our directors could be held liable for gross negligence in the performance of their duty of care, but not for simple negligence. Our Certificate of Incorporation absolves our directors of liability for negligence in the performance of their duties, including gross negligence. However, our directors remain liable for breaches of their duty of loyalty to us and our stockholders, as well as for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit. Our Certificate of Incorporation also does not absolve directors of liability under Section 174 of the Delaware General Corporation Law, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions in certain circumstances and expressly sets forth a negligence standard with respect to such liability.

     Under Delaware law, directors, officers, employees and other individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified proceedings (other than an action by or in the right of the corporation -- a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests. With respect to any criminal action or proceeding, the same standard of care applies, however, such person also must have no reasonable cause to believe his conduct was unlawful. A similar standard of care is applicable in the case of a derivative action, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action. Delaware law requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to us.

     We have also entered into indemnification agreements with our directors and officers pursuant to which we are generally obligated to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Item 16.  Exhibits.

 4.1      Second Amended and Restated Certificate of Incorporation of the
          Company (previously filed as Exhibit 3.8 to the Company's Current
          Report on Form 8-K, filed by the Company on September 1, 1992, SEC
          File No. 92-22-6962, and incorporated herein by reference).

 4.2      Certificate of Amendment to Amended and Restated Certificate of
          Incorporation of the Company (previously filed as Exhibit 4.2 to the Company's Registration Statement on Form S-8, SEC File No. 333-42901, and incorporated herein by reference).

 4.3      Fifth Amended and Restated By-Laws of the Company (previously filed as
          Exhibit 3.(ii) to the Company's Current Report on Form 8-K dated May
          22, 1996, SEC File No. 001-08096, and incorporated herein by reference).

 5.1      Opinion of Jones, Day, Reavis & Pogue (filed herewith).

10.1 Restricted Stock Agreement between the Company and James G. Berk, entered into on October 1, 1990 (previously filed as Exhibit 10.67 to the Company's Annual Report on Form 10-K dated March 27, 2000, and incorporated herein by reference).

23.1      Consent of Ernst & Young LLP (filed herewith).

23.3      Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1).

24.1      Power of Attorney (included on the signature page hereof).

Item 17.  Undertakings

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;


     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida on this 31st day of March, 2000.

                                  FAIRFIELD COMMUNITIES, INC.

                                  By: /s/ JAMES G. BERK
                                     -------------------------------------
                                                  James G. Berk
                                     President and Chief Executive Officer


                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints James G. Berk, Robert W. Howeth and Marcel J. Dumeny, and each of them acting individually, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them acting individually, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities indicated on March 31, 2000.

            Signature                                         Title
            ---------                                         -----

     /s/ JAMES G. BERK                      President and Chief Executive Officer; Director
---------------------------------                   (Principal Executive Officer)
         James G. Berk

     /s/ ROBERT W. HOWETH                 Executive Vice President and Chief Financial Officer
---------------------------------                   (Principal Financial Officer)
        Robert W. Howeth

      /s/ WILLIAM G. SELL                             Vice President/Controller
---------------------------------                   (Principal Accounting Officer)
        William G. Sell

   /s/ ERNEST D. BENNETT, III                                Director
---------------------------------
     Ernest D. Bennett, III

   /s/ PHILIP L. HERRINGTON                                  Director
---------------------------------
     Philip L. Herrington

    /s/ GERALD M. JOHNSTON                                   Director
---------------------------------
      Gerald M. Johnston

     /s/ BRYAN D. LANGTON                                    Director
---------------------------------
       Bryan D. Langton

     /s/ CHARLES D. MORGAN                                   Director
---------------------------------
       Charles D. Morgan

     /s/ WILLIAM C. SCOTT                                    Director
---------------------------------
        William C. Scott

                               INDEX TO EXHIBITS

Exhibit No.                             Description
-----------                             -----------
 4.1      Second Amended and Restated Certificate of Incorporation of the
          Company (previously filed as Exhibit 3.8 to the Company's Current
          Report on Form 8-K, filed by the Company on September 1, 1992, SEC
          File No. 92-22-6962, and incorporated herein by reference).

 4.2      Certificate of Amendment to Amended and Restated Certificate of
          Incorporation of the Company (previously filed as Exhibit 4.2 to the Company's Registration Statement on Form S-8, SEC File No. 333-42901, and incorporated herein by reference).

 4.3      Fifth Amended and Restated By-Laws of the Company (previously filed as
          Exhibit 3.(ii) to the Company's Current Report on Form 8-K dated May
          22, 1996, SEC File No. 001-08096, and incorporated herein by reference).

 5.1      Opinion of Jones, Day, Reavis & Pogue (filed herewith).

10.1 Restricted Stock Agreement between the Company and James G. Berk, entered into on October 1, 1990 (previously filed as Exhibit 10.67 to the Company's Annual Report on Form 10-K dated March 27, 2000, and incorporated herein by reference).

23.1      Consent of Ernst & Young LLP (filed herewith).

23.3      Consent of Jones, Day, Reavis & Pogue (included in Exhibit 5.1).

24.1      Power of Attorney (included on the signature page hereof).